EXHIBIT (2)(k)

AMENDMENT TO THE BY-LAWS OF

EATON VANCE MUNICIPAL INCOME TRUST

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF
INSTITUTIONAL MUNIFUND TERM PREFERRED SHARES

Effective as of February 26, 2016

Table of Contents

Page

Article I.	2
DEFINITIONS	2
1.1 Definitions	2
1.2 Interpretation	13
1.3 Liability of Officers, Trustees and Shareholders	13
Article II. TERMS APPLICABLE TO ALL SERIES OF INSTITUTIONAL MUNIFUND TERM PREFERRED SHARES	13
2.1 Number of Shares; Ranking	13
2.2 Dividends and Distributions	14
2.3 Liquidation Rights	17
2.4 Coverage & Leverage Tests	18
2.5 Redemption	20
2.6 Voting Rights	28
2.7 Rating Agencies	32
2.8 Issuance of Additional Preferred Shares	32
2.9 Status of Redeemed or Repurchased iMTP Shares	33
2.10 Distributions with respect to Taxable Allocations	33
2.11 Term Redemption Liquidity Account and Liquidity Requirement	34
2.12 Global Certificate	36
2.13 Notice	36
2.14 Termination	36
2.15 Appendices	36
2.16 Actions on Other than Business Days	36
2.17 Modification	36
2.18 Transfers	37
2.19 No Additional Rights	37
2.20 Agreed Tax Treatment	37
2.21 Relationship of Declaration of Trust	37
2.22 Fitch Diversification Guidelines.	37
2.23 S&P Criteria.	38

i

AMENDMENT TO THE BY-LAWS OF

EATON VANCE MUNICIPAL INCOME TRUST

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF
INSTITUTIONAL MUNIFUND TERM PREFERRED SHARES

Eaton Vance Municipal Income Trust, (the “Fund”), a Massachusetts business trust, certifies that:

RECITALS

WHEREAS, the Fund is authorized under Section 12 of Article 2 of the Fund’s Declaration of Trust (which, as hereafter restated or amended from time to time, is herein called the “Declaration”), to issue an unlimited number of Preferred Shares (as defined below), par value $.01 per share;

WHEREAS, pursuant to the authority expressly vested in the Board of Trustees of the Fund by Section 12 of Article 2 of the Declaration, the Board of Trustees has, by resolution, authorized the issuance of Preferred Shares, $.01 par value per share, of the Fund, such shares to be classified as Institutional MuniFund Term Preferred Shares (“iMTP”), and such iMTP to be issued in one or more series;

WHEREAS, the Board of Trustees has authorized a Series of iMTP Shares to be designated as the “Institutional MuniFund Term Preferred Shares, Series 2019;”

NOW, THEREFORE, the By-laws of Eaton Vance Municipal Income Trust are hereby amended as follows:

1.       ARTICLES 8 through 14 shall be re-designated as ARTICLES 9 through 15 and all affected cross references therein are amended accordingly.

2.       A new ARTICLE 8 shall be added as follows:

INTRODUCTORY STATEMENT CREATING A CLASS OF INSTITUTIONAL MUNIFUND TERM PREFERRED SHARES AND DESIGNATING SERIES 2019 iMTP SHARES

A class of up to 2,720 preferred shares, par value $0.01 per share, liquidation preference $25,000 per share, in the series designated below, is hereby authorized and designated as the “Institutional MuniFund Term Preferred Shares” (any such series authorized and designated herein or hereafter authorized and designated being referred to herein as a “Series,” a “Series of iMTP Shares” or “iMTP Shares of a Series,” and shares of all such Series being referred to herein, individually, as an “iMTP Share” and, collectively, as the “iMTP Shares”).

Each Series of iMTP Shares shall be issued on one or more dates determined by the Board of Trustees of the Trust or pursuant to their delegated authority and shall have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of issuance, cancellation and redemption and such other terms, in addition to those required by applicable law or as set forth in the Declaration, as set forth in this Amendment, as modified, amended or supplemented in an appendix to this Amendment applicable to such Series (each, an “Appendix” and, collectively, the “Appendices”).

The number of iMTP Shares which the Board of Trustees has initially authorized for issuance is up to 2,720 (two thousand seven hundred and twenty) and the aggregate number of iMTP Shares outstanding at any time shall not exceed 2,720 (two thousand seven hundred and twenty).

Series 2019: A series of up to 2,720 iMTP Shares is hereby authorized and designated as the “Institutional MuniFund Term Preferred Shares, Series 2019” and also referred to herein as the “Series 2019 iMTP Shares.” The Series 2019 iMTP Shares shall constitute a separate series of preferred shares of the Trust and each share of Series 2019 iMTP Shares shall be identical. The terms of the Series 2019 iMTP Shares shall be governed by this Amendment, as modified, amended and supplemented by Appendix A attached hereto. Any reference to a “Series of iMTP Shares” herein shall be deemed to include a reference to the Series 2019 iMTP Shares and any reference to the Series 2019 iMTP Shares or other terms designated herein specifically with respect to the Series 2019 iMTP Shares shall be deemed to apply only to such Series of iMTP Shares and not to any other Series of iMTP Shares.

Article I.

DEFINITIONS

1.1              Definitions. Unless the context or use indicates another or different meaning or intent and except with respect to any Series of iMTP Shares as specifically provided in the Appendix applicable to such Series of iMTP Shares, each of the following terms when used in this Amendment shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“1940 Act Asset Coverage” means “asset coverage,” as defined for purposes of Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are shares of stock for purposes of the 1940 Act, including all outstanding iMTP Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act or by rule, regulation or order of the United States Securities and Exchange Commission as the minimum asset coverage for senior securities which are shares of stock of a closed-end investment company).

“Additional Amount Payment” means a payment to a Holder of iMTP Shares of an amount which, when taken together with the aggregate amount of Taxable Allocations made to such Holder to which such Additional Amount Payment relates, would cause such Holder’s dividends in dollars (after federal income tax consequences in respect of both the Taxable Allocations and Additional Amount Payment) from the aggregate of such Taxable Allocations and the related Additional Amount Payment to be equal to the dollar amount of the dividends that would have been received by such Holder if the amount of such aggregate Taxable Allocations would have been excludable (for federal income tax purposes) from the gross income of such Holder. Such Additional Amount Payment shall be calculated (i) without consideration being

2

given to the time value of money; (ii) assuming that no Holder of iMTP Shares is subject to the federal alternative minimum tax with respect to dividends received from the Fund; (iii) only taking into account the regular federal income tax (and the tax imposed under Section 1411 of the Code or any successor provision) with respect to dividends received from the Fund (that is, without giving effect to any other federal tax based on income); and (iv) assuming that each Taxable Allocation and each Additional Amount Payment (except to the extent such Additional Amount Payment is reported as an exempt-interest dividend for purposes of Section 852(b)(5) of the Code) would be taxable in the hands of each Holder of iMTP Shares at the maximum marginal regular federal individual income tax rate (taking account of the federal income tax deductibility of state and local taxes paid or incurred and the tax imposed under Section 1411 of the Code or any successor provision) applicable to ordinary income or net capital gains, as applicable, or the maximum marginal regular federal corporate income tax rate applicable to ordinary income or net capital gains, as applicable, whichever is greater, in effect at the time such Additional Amount Payment is paid.

“Adviser” means Eaton Vance Management, a direct subsidiary of Eaton Vance Corp., or such other entity as shall be then serving as the investment adviser of the Fund, and shall include, as appropriate, any sub-adviser duly appointed by the Adviser.

“Agent” means, with respect to any Series of iMTP Shares, The Bank of New York Mellon and its successors or any other calculation and paying agent appointed by the Fund with respect to such Series of iMTP Shares.

“Agent Agreement” means, with respect to any Series of iMTP Shares, the Calculation and Paying Agent Agreement dated as of December 11, 2015, as amended as of February 26, 2016, by and among the Agent, the Fund and certain other Persons, relating to the Institutional MuniFund Term Preferred Shares to be issued by the Fund, including the iMTP Shares, and as the same may be amended, restated or modified from time to time, or any similar agreement between the Fund and any other calculation and paying agent appointed by the Fund.

“Agent Member” means a Person with an account at the Securities Depository that holds one or more iMTP Shares through the Securities Depository, directly or indirectly, for a Designated Owner and that will be authorized and instructed, directly or indirectly, by a Designated Owner to disclose information to the Agent with respect to such Designated Owner.

“Amendment” means this Amendment to the By-Laws, effective as of February 26, 2016, as it may be amended from time to time in accordance with its terms.

“Appendices” and “Appendix” shall have the respective meanings as set forth in the introductory statement preceding Article I of this Amendment.

“Applicable Spread” means, with respect to any Rate Period for any Series of iMTP Shares, the percentage per annum set forth opposite the highest applicable credit rating assigned to such Series of iMTP Shares by any Rating Agency (or the lowest applicable credit rating assigned to such Series of iMTP Shares by any Rating Agency, in the event any Rating. Agency has assigned such Series of iMTP Shares a credit rating of Below Investment Grade) in the table below on the Rate Determination Date for such Rate Period (provided that, if such Series of iMTP Shares is not assigned a credit rating by any Rating Agency on the Rate Determination Date for any Rate Period for such Series of iMTP Shares as a result of each Rating Agency ceasing to rate

3

tax-exempt closed-end investment companies generally, “Applicable Spread” means, with respect to such Rate Period, (i) the percentage per annum in such table directly below the percentage per annum set forth opposite the highest applicable credit rating most recently assigned to such Series of iMTP Shares by any Rating Agency prior to such Rate Determination Date or (ii) the Increased Rate, if the most recently assigned credit rating from any such Rating Agency for such Series of iMTP Shares is Below Investment Grade prior to such Rate Determination Date):

Long-Term Ratings*
Fitch	Standard & Poor’s	Applicable Percentage
AAA to AA-	AAA to AA-	Initial Spread**
A+ to A-	A+ to A-	Initial Spread plus 0.50%**
BBB+ to BBB-	BBB+ to BBB-	Initial Spread plus 1.50%**
Below BBB-	Below BBB-	Initial Spread plus 5.00%

*	And/or the equivalent ratings of any Other Rating Agency then rating the iMTP Shares.
**	Unless an Increased Rate Period is in effect and is continuing or the Increased Rate otherwise applies to any portion of a Rate Period, in which case the Applicable Spread shall be the Initial Spread plus 5.00% for such period or portion thereof, as the case may be.

“Asset Coverage” means “asset coverage” of a class of senior security which is a stock, as defined for purposes of Section 18(h) of the 1940 Act as in effect on the date hereof, determined on the basis of values calculated as of a time within 48 hours (only including Business Days) next preceding the time of such determination.

“Asset Coverage Cure Date” means, with respect to the failure by the Fund to maintain Asset Coverage of at least 225% as of the close of business on a Business Day (as required by Section 2.4(a)), the date that is thirty (30) calendar days following such Business Day.

“Below Investment Grade” means, with respect any Series of iMTP Shares and as of any date, the following ratings with respect to each Rating Agency (to the extent it is a Rating Agency on such date):

(i)       lower than BBB-, in the case of Fitch;

(ii)       lower than BBB-, in the case of Standard & Poor’s; and

(iii)       lower than an equivalent long-term credit rating to those set forth in clauses (i) and (ii), in the case of any Other Rating Agency.

“Board of Trustees” means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means any day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

4

“By-Laws” means the By-Laws of the Fund as amended from time to time.

“Closed-End Funds” shall have the meaning as set forth in Section 2.18(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares of beneficial interest, par value $.01 per share, of the Fund.

“Custodian” means a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in paragraph 1 of Section 26(a) of the 1940 Act, or such other entity as shall be providing custodian services to the Fund as permitted by the 1940 Act or any rule, regulation, or order thereunder, and shall include, as appropriate, any similarly qualified sub-custodian duly appointed by the Fund. As of the date hereof, the Custodian is State Street Bank and Trust Company.

“Custodian Agreement” means any Custodian Agreement by and between the Custodian and the Fund.

“Date of Original Issue” means, with respect to any Series of iMTP Shares, the date specified as the Date of Original Issue for such Series of iMTP Shares in the Appendix for such Series of iMTP Shares.

“Declaration” means the Fund’s Agreement and Declaration of Trust, as may be amended or modified from time to time and a copy of which is on file with the Secretary of the Commonwealth of Massachusetts.

“Default” shall mean a Dividend Default or a Redemption Default.

“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant Redemption Date, Dividend Payment Date or other payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:

(1)       cash or any cash equivalent;

(2)       any U.S. Government Obligation;

(3)       any Municipal Security that has a credit rating from at least one NRSRO (at least one of which must be Standard & Poor’s for so long as Standard & Poor’s is a Rating Agency rating the iMTP Shares) that is the highest applicable rating generally ascribed by such NRSRO to Municipal Securities (long-term or short-term as to the applicable type of obligation) as of the date of this Amendment (or such rating’s future equivalent), including (A) any such Municipal Security that has been pre-refunded by the issuer thereof with the proceeds of such refunding having been irrevocably deposited in trust or escrow for the repayment thereof and (B) any such fixed or variable rate Municipal Security that qualifies as an eligible security under Rule 2a-7 under the 1940 Act; or

5

(4)       any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Municipal Securities that have a credit rating from at least one NRSRO (at least one of which must be Standard & Poor’s for so long as Standard & Poor’s is a Rating Agency rating the iMTP Shares) that is the highest applicable rating generally ascribed by such NRSRO to Municipal Securities (long-term or short-term as to the applicable type of obligation) or U.S. Government Obligations or any combination thereof.

“Designated Owner” means a Person in whose name iMTP Shares of a Series are recorded as beneficial owner of such iMTP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be.

“Dividend Default” shall have the meaning as set forth in Section 2.2(g)(i).

“Dividend Payment Date” means, with respect to any Series of iMTP Shares, the first Business Day of each calendar month that any shares of such Series of iMTP Shares are outstanding; provided, however, that with respect any Series of iMTP Shares for which the first Dividend Period, as specified in the Appendix relating to such Series of iMTP Shares, is longer than one month, the first Dividend Payment Date for such Series of iMTP Shares shall be the first Business Day of the calendar month immediately following the end of such Dividend Period.

“Dividend Period” means, with respect to any Series of iMTP Shares, the Dividend Period for such Series of iMTP Shares set forth in the Appendix for such Series of iMTP Shares.

“Dividend Rate” means, with respect to any Rate Period for a Series of iMTP Shares and subject to the adjustment described in Section 2.10(a), the Index Rate for such Rate Period plus the Applicable Spread for such Rate Period; provided, however, that with respect to any Increased Rate Period (or any portion of a Rate Period to which the Increased Rate otherwise applies), the Dividend Rate shall mean the Increased Rate for such Increased Rate Period (or such portion of a Rate Period); and provided further that the Dividend Rate for any Rate Period (or portion thereof) shall in no event exceed the Maximum Rate.

“Effective Leverage Ratio” shall have the meaning as set forth in Section 2.4(d).

“Effective Leverage Ratio Cure Date” shall have the meaning as set forth in Section 2.5(b)(ii)(A).

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, which, in the case of notices to the Custodian, shall be sent by such means to each of its representatives set forth in the Custodian Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

6

“Final Memorandum” means the final offering memorandum of the Fund relating to the offering and sale of the iMTP Shares dated February 23, 2016, as the same may be amended, revised or supplemented from time to time.

“Fitch” means Fitch Ratings, a part of the Fitch Group, and any successor or successors thereto.

“Fund” means Eaton Vance Municipal Income Trust.

“Holder” means, with respect to the iMTP Shares of a Series or any other security issued by the Fund, a Person in whose name such security is registered in the registration books of the Fund maintained by the Agent or otherwise.

“iMTP Shares” shall have the meaning as set forth in the introductory statement preceding Article I of this Amendment.

“iMTP Shares of a Series” shall have the meaning as set forth in the introductory statement preceding Article I of this Amendment.

“Increased Rate” means, with respect to any Rate Period for a Series of iMTP Shares (or any portion of a Rate Period to which the Increased Rate otherwise applies), the Index Rate for such Rate Period plus an Applicable Spread of the Initial Spread plus 5.00% per annum.

“Increased Rate Period” shall have the meaning as set forth in Section 2.2(g)(i).

“Index Rate” means, with respect to any Rate Period for a Series of iMTP Shares, the SIFMA Municipal Swap Index made available by the close of business on the Rate Determination Date for such Rate Period.

“Initial Rate Period” means, with respect to the iMTP Shares of a Series of iMTP Shares, the period commencing on and including the Date of Original Issue thereof and ending on, and including, the next succeeding calendar day that is a Wednesday (or, if such Wednesday is not a Business Day, the next succeeding Business Day).

“Initial Spread” means, with respect to any Series of iMTP Shares, the rate per annum specified as the Initial Spread for such Series of iMTP Shares in the Appendix for such Series of iMTP Shares.

“Liquidation Preference” means, with respect to any Series of iMTP Shares, the amount specified as the liquidation preference per share for that Series of iMTP Shares in the Appendix for such Series of iMTP Shares.

“Liquidity Account Initial Date” means, with respect to any Series of iMTP Shares, the date designated as the Liquidity Account Initial Date in the Appendix for such Series of iMTP Shares.

“Liquidity Account Investments” means (i) Deposit Securities or (ii) any other security or investment owned by the Fund that is rated not less than (x) if Standard & Poor’s is a Rating Agency rating the iMTP Shares, A- by S&P or (y) if Standard & Poor’s is not a Rating Agency rating the iMTP Shares, A3 by Moody’s, A- by Standard & Poor’s, A- by Fitch or an equivalent rating by any other NRSRO (or any such rating’s future equivalent).

7

“Liquidity Requirement” shall have the meaning as set forth in Section 2.11(b).

“Mandatory Redemption Price” shall have the meaning as set forth in Section 2.5(b)(i)(A).

“Market Value” of any asset of the Fund means:

(i)                 for securities for which market quotations are readily available, the market value thereof determined by an independent third-party pricing service designated from time to time by the Board of Trustees, which pricing service shall be Standard & Poor’s Securities Evaluations, Inc./J. J. Kenny Co., Inc. (or any successor thereto), International Data Corporation (or any successor thereto) or such other independent third-party pricing service broadly recognized in the tax-exempt fund market. Market Value of any asset shall include any interest accrued thereon. The pricing service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available are valued at fair value as determined by the pricing service using methods that include consideration of: yields or prices of Municipal Securities of comparable quality, type of issue, coupon, maturity and rating; state of issuance; indications as to value from dealers; and general market conditions. The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine recommended valuations;

(ii)              for securities with respect to which an independent third-party pricing service designated from time to time by the Board of Trustees is unable to value a security, the lower of two dealer bids for such security obtained by the Fund from dealers who are members of the Financial Industry Regulatory Authority, Inc. and who make a market in the security; and

(iii)            for futures contracts and options, the closing price for such instruments established by the exchange or board of trade on which they are traded, or if market quotations are not readily available, the fair value thereof as determined on a consistent basis using methods determined in good faith by the Board of Trustees.

“Maximum Rate” means 15% per annum.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or successors thereto.

“Municipal Securities” means municipal obligations as described under the heading “The Funds’ Investments—Primary Investment Policies—Municipal Obligations” in the Preliminary Memorandum and Final Memorandum or other offering document for a Series of iMTP Shares.

8

“Non-Call Period” means, with respect to any Series of iMTP Shares, the period (if any) during which such Series of iMTP Shares shall not be subject to redemption at the option of the Fund, as set forth in the Appendix for such Series of iMTP Shares.

“Notice of Redemption” shall have the meaning as set forth in Section 2.5(d).

“Notice of Taxable Allocation” shall have the meaning as set forth in Section 2.10(a).

“NRSRO” means (a) each of Fitch, Moody’s and Standard & Poor’s so long as such Person is a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act and (b) any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund.

“Optional Redemption Date” shall have the meaning as set forth in Section 2.5(c)(i).

“Optional Redemption Premium” means, with respect to any Series of iMTP Shares, the premium payable by the Fund upon the redemption of iMTP Shares of such Series of iMTP Shares at the option of the Fund, as set forth in the Appendix for such Series of iMTP Shares.

“Optional Redemption Price” shall have the meaning as set forth in Section 2.5(c)(i).

“Other Rating Agency” means, at any time, each Rating Agency, if any, other than Fitch or Standard & Poor’s then providing a rating for the iMTP Shares pursuant to the request of the Fund.

“Outstanding” means, as of any date with respect to iMTP Shares of a Series, the number of iMTP Shares of such Series of iMTP Shares theretofore issued by the Fund except (without duplication):

(a)       any shares of such Series of iMTP Shares theretofore cancelled or redeemed or delivered to the Agent for cancellation or redemption in accordance with the terms hereof;

(b)       any shares of such Series of iMTP Shares as to which the Fund shall have given a Notice of Redemption and irrevocably deposited with the Agent sufficient Deposit Securities to redeem such shares in accordance with Section 2.5 hereof; and

(c)       any shares of such Series of iMTP Shares as to which the Fund shall be the Holder or the beneficial owner.

“Person” means and includes an individual, a partnership, a trust (including a business trust); a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

9

“Preferred Shares” means the authorized preferred shares of beneficial interest, par value $.01 per share, of the Fund, including auction rate preferred shares and iMTP Shares of each Series, shares of any other series of preferred shares of beneficial interest now or hereafter issued by the Fund, and any other shares of beneficial interest hereafter authorized and issued by the Fund of a class having priority over any other class as to distribution of assets or payments of dividends.

“Preliminary Memorandum” means the preliminary offering memorandum of the Fund relating to the offering and sale of the iMTP Shares dated February 2, 2016, as the same may be amended, revised or supplemented from time to time.

“Preliminary Notice of Redemption” shall have the meaning as set forth in Section 2.5(d).

“Purchase Agreement” means (i) with respect to the initial Series of iMTP Shares issued pursuant to this Amendment, the Purchase Agreement dated as of February 23, 2016 between the Fund and Morgan Stanley & Co. LLC, and (ii) with respect to any subsequent Series of iMTP Shares issued pursuant to this Amendment, the purchase agreement or other similar agreement for the iMTP Shares of such Series of iMTP Shares (if any) specified in the Appendix for such Series of iMTP Shares.

“Rate Determination Date” means, with respect to the Initial Rate Period for any Series of iMTP Shares, the day immediately preceding the Date of Original Issue of such Series of iMTP Shares and, with respect to any Subsequent Rate Period for any Series of iMTP Shares, the last day of the immediately preceding Rate Period for such Series of iMTP Shares.

“Rate Period” means, with respect to any Series of iMTP Shares, the Initial Rate Period and any Subsequent Rate Period of the iMTP Shares of such Series of iMTP Shares.

“Rating Agencies” means, as of any date and in respect of a Series of iMTP Shares, (i) each of Fitch and Standard & Poor’s, to the extent each maintains a rating on the iMTP Shares of such Series of iMTP Shares on such date and has not been replaced as a Rating Agency in accordance with Section 2.7 and (ii) any other NRSRO designated as an Other Rating Agency on such date in accordance with Section 2.7. Fitch and Standard & Poor’s have initially been designated as the Rating Agencies for purposes of the iMTP Shares. In the event that at any time any Rating Agency (i) ceases to be a Rating Agency for purposes of any Series of iMTP Shares and such Rating Agency has been replaced by another Rating Agency in accordance with Section 2.7, any references to any credit rating of the replaced Rating Agency in this Amendment or any Appendix shall be deleted for purposes hereof as provided below and shall be deemed instead to be references to the equivalent credit rating of the Rating Agency that has replaced such Rating Agency as of the most recent date on which such replacement Rating Agency published credit ratings for such Series of iMTP Shares or (ii) designates a new rating definition for any credit rating of such Rating Agency to replace a corresponding rating definition of such Rating Agency, any references to such replaced rating definition of such Rating Agency contained in this Amendment or any Appendix shall instead be deemed to be references to such corresponding replacement rating definition. In the event that at any time the designation of any Rating Agency as a Rating Agency for purposes of any Series of iMTP Shares is terminated in accordance with Section 2.7, any rating of such terminated Rating Agency, to the extent it would have been taken into account in any of the provisions of this Amendment or the Appendix for such Series of iMTP Shares, shall be disregarded, and only the ratings of the then-designated Rating Agencies for such

10

Series of iMTP Shares shall be taken into account for purposes of this Amendment and such Appendix provided that, for purposes of determining the Dividend Rate applicable to a Rate Period, the credit rating assigned by any Rating Agency that is designated as a Rating Agency after the Rate Determination Date for such Rate Period will be applicable on or as of the next succeeding Rate Determination Date.

“Ratings Event” shall have the meaning set forth in Section 2.2(g)(i).

“Redemption Date” shall have the meaning as set forth in Section 2.5(d).

“Redemption Default” shall have the meaning as set forth in Section 2.2(g)(i).

“Redemption Price” shall mean the Term Redemption Price, the Mandatory Redemption Price or the Optional Redemption Price, as applicable.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” shall mean The Depository Trust Company and its successors and assigns or any other securities depository selected by the Fund that agrees to follow the procedures required to be followed by such securities depository as set forth in this Amendment with respect to the iMTP Shares.

“Series of iMTP Shares” shall have the meaning as set forth in the introductory statement preceding Article I of this Amendment.

“SIFMA Municipal Swap Index” means the Securities Industry and Financial Markets Association Municipal Swap Index, or such other weekly, high-grade index comprised of seven-day, tax-exempt variable rate demand notes produced by Bloomberg L.P. or its successor, or as otherwise designated by the Securities Industry and Financial Markets Association; provided, however, that, if such index is no longer produced by Bloomberg L.P. or its successor, then SIFMA Municipal Swap Index shall mean (i) the S&P Municipal Bond 7 Day High Grade Rate Index produced by Standard & Poor’s Financial Services LLC or its successors or (ii) if the S&P Municipal Bond 7 Day High Grade Rate Index is no longer produced, such other reasonably comparable index selected in good faith by the Board of Trustees.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“Subsequent Rate Period” means, with respect to any Series of iMTP Shares, the period from, and including, the first day following the Initial Rate Period of such Series of iMTP Shares to, and including, the next following Wednesday (or if such Wednesday is not a Business Day, the next Business Day) and any period thereafter from, and including, the first day following the end of the previous Subsequent Rate Period to, and including, the next following Wednesday (or, if such Wednesday is not a Business Day, the next Business Day).

“Tax Event” shall have the meaning as set forth in Section 2.2(g)(i).

11

“Taxable Allocation” means, with respect to any Series of iMTP Shares, the allocation of any net capital gains or other income taxable for regular federal income tax purposes, to a dividend paid in respect of such Series of iMTP Shares.

“Term Redemption Amount” shall have the meaning as set forth in Section 2.11(a).

“Term Redemption Date” means, with respect to any Series of iMTP Shares, the date specified as the Term Redemption Date in the Appendix for such Series of iMTP Shares.

“Term Redemption Liquidity Account” shall have the meaning as set forth in Section 2.11(a).

“Term Redemption Price” shall have the meaning as set forth in Section 2.5(a).

“U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Voting Period” shall have the meaning as set forth in Section 2.6(b)(i).

With respect to any Series of iMTP Shares, any additional definitions specifically set forth in the Appendix relating to such Series of iMTP Shares and any amendments to any definitions specifically set forth in the Appendix relating to such Series of iMTP Shares, as such Appendix may be amended from time to time, shall be incorporated herein and made part hereof by reference thereto, but only with respect to such Series of iMTP Shares.

1.2              Interpretation. The headings preceding the text of Sections included in this Amendment are for convenience only and shall not be deemed part of this Amendment or be given any effect in interpreting this Amendment. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Amendment. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Amendment), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Except as otherwise expressly set forth herein, reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Sections shall refer to those portions of this Amendment. The use of the terms “hereunder,” “hereof;” “hereto” and words of similar import shall refer to this Amendment as a whole and not to any particular Article, Section or clause of this Amendment.

1.3              Liability of Officers, Trustees and Shareholders. The Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and an officer of the Fund has executed this Amendment as an officer and not individually, and the obligations and rights set forth in this

12

Amendment are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding upon the assets and property of the Fund.

Article II.  TERMS APPLICABLE TO ALL SERIES OF
INSTITUTIONAL MUNIFUND TERM PREFERRED SHARES

Except for such changes and amendments hereto with respect to a Series of iMTP Shares that are specifically contemplated by the Appendix relating to such Series of iMTP Shares, each Series of iMTP Shares shall have the following terms:

2.1              Number of Shares; Ranking.

(a)               The number of authorized shares constituting any Series of iMTP Shares shall be as set forth with respect to such Series of iMTP Shares in the Appendix hereto relating to such Series of iMTP Shares. No fractional iMTP Shares shall be issued.

(b)               The iMTP Shares of each Series shall rank on a parity with iMTP Shares of each other Series and with shares of any other series of Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund. The iMTP Shares of each Series shall have preference with respect to the payment of dividends and as to distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund over the Common Shares as set forth herein.

(c)               No Holder of iMTP Shares shall have, solely by reason of being such a Holder, any preemptive or other right to acquire, purchase or subscribe for any .iMTP Shares or Common Shares or other securities of the Fund which it may hereafter issue or sell.

2.2              Dividends and Distributions.

(a)               The Holders of iMTP Shares of a Series shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor and in preference to dividends and other distributions on Common Shares, cumulative cash dividends and other distributions on each share of such Series of iMTP Shares at the Dividend Rate for such Series of iMTP Shares, calculated as set forth herein, and no more. Dividends and other distributions on the iMTP Shares of a Series shall accumulate from the Date of Original Issue with respect to such Series of iMTP Shares. The amount of dividends per share payable on iMTP Shares of a Series on any Dividend Payment Date shall equal the sum of the dividends accumulated but not yet paid for each Rate Period (or part thereof) in the related Dividend Period. The amount of dividends per share of a Series of iMTP Shares accumulated for each such Rate Period (or part thereof) shall be computed by (i) multiplying the Dividend Rate in effect for iMTP Shares of such Series of iMTP Shares for such Rate Period (or part thereof) by a fraction, the numerator of which shall be the actual number of days in such Rate Period (or part thereof) and the denominator of which shall be the actual number of days in the year in which such Rate Period (or such part thereof) occurs (365 or 366) and (ii) multiplying the product determined pursuant to clause (i) by the Liquidation Preference for a share of such Series of iMTP Shares.

13

(b)               Dividends on iMTP Shares of each Series with respect to any Dividend Period shall be declared to the Holders of such shares as their names shall appear on the registration books of the Fund at the close of business on each day in such Dividend Period and shall be paid as provided in Section 2.2(f) hereof.

(c)               (i) No full dividends or other distributions shall be declared or paid on shares of a Series of iMTP Shares for any Dividend Period or part thereof unless full cumulative dividends and other distributions due through the most recent dividend payment dates therefor for all other outstanding Preferred Shares (including shares of other Series of iMTP Shares) have been or contemporaneously are declared and paid through the most recent dividend payment dates therefor. If full cumulative dividends and other distributions due have not been declared and paid on all other outstanding Preferred Shares of any series, any dividends and other distributions being declared and paid on iMTP Shares of each Series and such other outstanding Preferred Shares will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and other distributions accumulated but unpaid on the shares of each such series of Preferred Shares on the relevant dividend payment date for such series. No Holders of iMTP Shares shall be entitled to any dividends and other distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and other distributions as provided in Article II of this Amendment on such iMTP Shares.

(ii)              No full dividends or other distributions shall be declared or paid on other Preferred Shares of the Fund for any dividend period therefor or part thereof unless full cumulative dividends and other distributions have been or contemporaneously are declared and paid on the iMTP Shares through the most recent Dividend Payment Date for each Series of iMTP Shares. If full cumulative dividends and other distributions due have not been declared and paid on the iMTP Shares through such most recent Dividend Payment Dates, any dividends being declared and paid upon the iMTP Shares and any other Preferred Shares will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and other distributions accumulated but unpaid on the iMTP Shares and each other Preferred Shares on the relevant dividend payment dates therefor.

(iii)            For so long as any iMTP Shares are Outstanding, the Fund shall not: (x) declare or pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares) in respect of the Common Shares, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares, or (z) pay any proceeds of the liquidation of the Fund in respect of the Common Shares, unless, in each case, (A) immediately thereafter, the Fund shall have 1940 Act Asset Coverage after deducting the amount of such dividend or distribution or redemption or purchase price or liquidation proceeds, (B) all cumulative dividends and other distributions on all iMTP Shares and all other series of Preferred Shares ranking on a parity with the iMTP Shares due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition shall have been declared and paid (or shall have been declared and Deposit Securities or sufficient funds (in accordance with the terms of such Preferred Shares) for the payment thereof shall have been deposited irrevocably with the Agent or such other paying agent for such Preferred Shares) and (C) the Fund shall

14

have deposited Deposit Securities pursuant to and in accordance with the requirements of Section 2.5(d)(iii) hereof with respect to Outstanding iMTP Shares of a Series to be redeemed pursuant to Section 2.5(a) or Section 2.5(b) hereof for which a Notice of Redemption shall have been given or shall have been required to be given in accordance with the terms hereof on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.

(iv)             Any dividend payment made on iMTP Shares of a Series shall first be credited against the dividends and other distributions accumulated with respect to the earliest Dividend Period for such Series of iMTP Shares for which dividends and other distributions have not been paid.

(d)               Not later than 12:00 noon, New York City time, on the Dividend Payment Date for a Series of iMTP Shares, the Fund shall deposit with the Agent Deposit Securities having an aggregate Market Value on such date sufficient to pay the dividends and other distributions that are payable on such Dividend Payment Date in respect of such Series of iMTP Shares. The Fund may direct the Agent with respect to the investment or reinvestment of any such Deposit Securities so deposited prior to the Dividend Payment Date, provided that such investment consists exclusively of Deposit Securities and provided further that the proceeds of any such investment will be available as same day funds at the opening of business on such Dividend Payment Date.

(e)               All Deposit Securities deposited with the Agent for the payment of dividends or other distributions payable on a Series of iMTP Shares shall be held in trust for the payment of such dividends or other distributions by the Agent for the benefit of the Holders of such Series of iMTP Shares entitled to the payment of such dividends or other distributions pursuant to Section 2.2(f). Any moneys paid to the Agent in accordance with the foregoing but not applied by the Agent to the payment of dividends or other distributions, including interest earned on such moneys while so held, will, to the extent permitted by law, be repaid to the Fund as soon as possible after the date on which such moneys were to have been so applied, upon request of the Fund.

(f)                Dividends on iMTP Shares of a Series shall be paid on each Dividend Payment Date for such Series of iMTP Shares to the Holders of shares of such Series of iMTP Shares as their names appear on the registration books of the Fund at the close of business on the day immediately preceding such Dividend Payment Date (or, if such day is not a Business Day, the next preceding Business Day). Dividends in arrears on iMTP Shares of a Series for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of shares of such Series of iMTP Shares as their names appear on the registration books of the Fund on such date, not exceeding fifteen (15) calendar days preceding the payment date thereof, as may be fixed by the Board of Trustees. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on iMTP Shares of a Series which are in arrears.

(g)               (i) The Dividend Rate on a Series of iMTP Shares shall be adjusted to the Increased Rate for each Increased Rate Period (as hereinafter defined). Subject to the cure provisions of Section 2.2(g)(iii), a Rate Period with respect to a Series of iMTP Shares shall be deemed to be an “Increased Rate Period” if, on the first day of such Rate Period, (A) the Fund has failed to deposit with the Agent by 12:00 noon, New York City time, on a Dividend Payment Date

15

for such Series of iMTP Shares, Deposit Securities that will provide funds available to the Agent on such Dividend Payment Date sufficient to pay the full amount of any dividend on such Series of iMTP Shares payable on such Dividend Payment Date (a “Dividend Default”) and such Dividend Default has not ended as contemplated by Section 2.2(g)(ii); (B) the Fund has failed to deposit with the Agent by 12:00 noon, New York City time, on an applicable Redemption Date for such Series of iMTP Shares, Deposit Securities that will provide funds available to the Agent on such Redemption Date sufficient to pay the full amount of the Redemption Price payable in respect of such Series of iMTP Shares on such Redemption Date (a “Redemption Default”) and such Redemption Default has not ended as contemplated by Section 2.2(g)(ii); (C) (x) any Rating Agency has withdrawn the credit rating required to be maintained with respect to such Series of iMTP Shares pursuant to Section 2.7 other than due to the Rating Agency ceasing to rate tax-exempt closed-end management investment companies generally and such withdrawal is continuing or (y) the Board of Trustees has terminated the designation of a Rating Agency without complying with the requirements of Section 2.7 and the iMTP Shares of such Series of iMTP Shares are not then rated by at least two Rating Agencies in accordance with Section 2.7; or (D) (i) a court or other applicable governmental authority has made a final determination that for U.S. federal income tax purposes the iMTP Shares do not qualify as equity in the Fund and (ii) such determination results from an act or failure to act on the part of the Fund (a “Tax Event”). For the avoidance of doubt, no determination by any court or other applicable governmental authority that requires the Fund to make an Additional Amount Payment in respect of a Taxable Allocation shall be deemed to be a Tax Event hereunder.

(ii)              Subject to the cure provisions of Section 2.2(g)(iii), a Dividend Default or a Redemption Default on a Series of iMTP Shares shall end on the Business Day on which, by 12:00 noon, New York City time, Deposit Securities that will provide an aggregate amount of same-day funds equal to all unpaid dividends on such Series of iMTP Shares and any unpaid Redemption Price on such Series of iMTP Shares shall have been deposited irrevocably in trust with the Agent.

(iii)            No Increased Rate Period for a Series of iMTP Shares with respect to any Dividend Default or Redemption Default on such Series of iMTP Shares shall be deemed to have commenced if the amount of any dividend or any Redemption Price due in respect of such Series of iMTP Shares is deposited irrevocably in trust, in same-day funds, with the Agent by 12:00 noon, New York City time, on a Business Day that is not later than three (3) Business Days after the applicable Dividend Payment Date or Redemption Date for such Series of iMTP Shares with respect to which such Default occurred, together with an amount equal to the Increased Rate on such Series of iMTP Shares applied to the aggregate Liquidation Preference of and for the period of such non-payment on the shares of such Series of iMTP Shares, determined as provided in Section 2.2(a).

(h)               Reporting of Dividend Rate. With respect to any Outstanding Series of iMTP Shares, the Agent shall calculate, in accordance with the terms hereof, the applicable Dividend Rate for such Series of iMTP Shares for each Rate Period (or portion thereof) in a Dividend Period and shall provide notice thereof by Electronic Means to the Fund by 5:00 p.m. (New York City time) on each Rate Determination Date. Such notice shall set forth the Index Rate and the Applicable Spread (which may be the Applicable Spread for the Increased Rate, if

16

applicable, subject to the Fund’s compliance with the penultimate sentence of this Section 2.2(h)) used in connection with the calculation of the Dividend Rate for such Series of iMTP Shares for each such Rate Period. In the event that an Increased Rate Period is in effect for any Rate Period for an Outstanding Series of iMTP Shares (or the Increased Rate is otherwise in effect for any portion of a Rate Period), the Fund will, as soon as practicable, (i) make public disclosure via press release of the effectiveness of the Increased Rate for such Increased Rate Period (or portion of a Rate Period) and (ii) provide notice thereof by Electronic Means to the Agent. Such public disclosure and notification to the Agent will constitute the Fund’s sole obligation with respect to notification to any Person concerning the effectiveness of the Increased Rate for any Increased Rate Period (or portion of a Rate Period).

2.3              Liquidation Rights.

(a)               In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of iMTP Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares, a liquidation distribution equal to the Liquidation Preference for such shares, plus an amount equal to all unpaid dividends and other distributions on such shares accumulated to (but excluding) the date fixed for such distribution or payment on such shares (whether or not earned or declared by the Fund, but without interest thereon), and such Holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

(b)               If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the Holders of all Outstanding iMTP Shares and any other outstanding Preferred Shares shall be insufficient to permit the payment in full to such Holders of the Liquidation Preference of such iMTP Shares plus accumulated and unpaid dividends and other distributions on such shares as provided in Section 2.3(a) above and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the Holders of such iMTP Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, unless and until the Liquidation Preference on each Outstanding iMTP Share plus accumulated and unpaid dividends and other distributions on such shares as provided in Section 2.3(a) above have been paid in full to the Holders of such shares, no dividends, distributions or other payments will be made on, and no redemption, purchase or other acquisition by the Fund will be made by the Fund in respect of, the Common Shares.

(c)               Neither the sale of all or substantially all of the property or business of the Fund, nor the merger, consolidation or reorganization of the Fund into or with any other business or statutory trust, corporation or other entity, nor the merger, consolidation or reorganization of any other business or statutory trust, corporation or other entity into or with the Fund shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purpose of this Section 2.3.

17

2.4              Coverage & Leverage Tests.

(a)               Asset Coverage Requirement. For so long as any iMTP Shares of a Series are Outstanding, the Fund shall have Asset Coverage of at least 225% as of the close of business on each Business Day. If the Fund shall fail to maintain such Asset Coverage as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 2.5(b)(i) shall be applicable, which provisions to the extent complied with shall constitute the sole remedy for the Fund’s failure to comply with the provisions of this Section 2.4(a).

(b)               Calculation of Asset Coverage. For purposes of determining whether the requirements of Section 2.4(a) are satisfied, (i) no iMTP Shares of a Series or other Preferred Shares shall be deemed to be Outstanding for purposes of any computation required by Section 2.4(a) if, prior to or concurrently with such determination, sufficient Deposit Securities or other sufficient funds (in accordance with the terms of such Series of iMTP Shares or other Preferred Shares) to pay the full redemption price for such Series of iMTP Shares or other Preferred Shares (or the portion thereof to be redeemed) shall have been deposited in trust with the Agent or the paying agent for such Series of iMTP Shares or other Preferred Shares and the requisite notice of redemption for such Series of iMTP Shares or other Preferred Shares (or the portion thereof to be redeemed) shall have been given, and (ii) the Deposit Securities or other funds that shall have been so deposited with the applicable paying agent shall not be included as assets of the Fund for purposes of such computation.

(c)               Effective Leverage Ratio Requirement. For so long as iMTP Shares of a Series are Outstanding, the Effective Leverage Ratio shall not exceed 45% (or 46% solely by reason of fluctuations in the Market Value of the Fund’s portfolio securities) as of the close of business on any Business Day. If the Effective Leverage Ratio shall exceed the applicable percentage provided in the preceding sentence as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 2.5(b)(ii) shall be applicable, which provisions to the extent complied with shall constitute the sole remedy for the Fund’s failure to comply with the provisions of this Section 2.4(c).

(d)               Calculation of Effective Leverage Ratio. For purposes of determining whether the requirements of Section 2.4(c) are satisfied, the “Effective Leverage Ratio” on any date shall mean the quotient of:

(i)                 The sum of (A) the aggregate liquidation preference of the Fund’s “senior securities” (as that term is defined in the 1940 Act) that are stock for purposes of the 1940 Act, plus any accumulated but unpaid dividends thereon, excluding, without duplication, (1) any such senior securities for which the Fund has issued a notice of redemption and either has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the Agent or the paying agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption and (2) any such senior securities that are to be redeemed with net proceeds from the sale of the iMTP Shares, for which the Fund has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the Agent or the paying agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption; (B) the

18

aggregate principal amount of the Fund’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act), plus any accrued but unpaid interest thereon; and (C) the aggregate principal amount of floating rate securities not owned by the Fund that correspond to the associated inverse floating rate securities owned by the Fund; divided by

(ii)              The sum of (A) the Market Value of the Fund’s total assets (including amounts attributable to senior securities, but excluding any assets consisting of Deposit Securities or funds referred to in clauses (A)(1) and (A)(2) of Section 2.4(d)(i) above), less the amount of the Fund’s accrued liabilities (other than liabilities for the aggregate principal amount of senior securities representing indebtedness, including floating rate securities), and (B) the aggregate principal amount of floating rate securities not owned by the Fund that correspond to the associated inverse floating rate securities owned by the Fund.

2.5              Redemption. Each Series of iMTP Shares shall be subject to redemption by the Fund as provided below:

(a)               Term Redemption. The Fund shall redeem all iMTP Shares of a Series on the Term Redemption Date for such Series of iMTP Shares, at a price per share equal to the Liquidation Preference per share of such Series of iMTP Shares plus an amount equal to all unpaid dividends and other distributions on such share of such Series of iMTP Shares accumulated from and including the Date of Original Issue to (but excluding) the Term Redemption Date for such Series of iMTP Shares (whether or not earned or declared by the Fund, but excluding interest thereon) (the “Term Redemption Price”).

(b)               Asset Coverage and Effective Leverage Ratio Mandatory Redemption.

(i)                 Asset Coverage Mandatory Redemption. (A) If the Fund fails to comply with the Asset Coverage requirement as provided in Section 2.4(a) as of any time as of which such compliance is required to be determined in accordance with Section 2.4(a) and such failure is not cured as of the Asset Coverage Cure Date other than as a result of the redemption required by this Section 2.5(b)(i), the Fund shall, to the extent permitted by the 1940 Act and Massachusetts law, by the close of business on the Business Day next following such Asset Coverage Cure Date, cause a notice of redemption to be issued in accordance with the terms of those Preferred Shares to be redeemed pursuant to this Section 2.5(b)(i). In addition, in accordance with the terms of the Preferred Shares to be redeemed, the Fund shall cause to be deposited Deposit Securities or other sufficient funds in trust with the Agent or other applicable paying agent, for the redemption of a sufficient number of Preferred Shares, which at the Fund’s sole option (to the extent permitted by the 1940 Act and Massachusetts law) may include any number or proportion of iMTP Shares of a Series, to enable it to meet the requirements of Section 2.5(b)(i)(B). In the event that any iMTP Shares of a Series then Outstanding are to be redeemed pursuant to this Section 2.5(b)(i), the Fund shall redeem such shares at a price per share equal to the Liquidation Preference per share of such Series of iMTP Shares plus an amount equal to all unpaid dividends and other distributions on such share of such Series of iMTP Shares accumulated from and including the Date of Original

19

Issue to (but excluding) the date fixed for such redemption by the Board of Trustees (whether or not earned or declared by the Fund, but excluding interest thereon) (the “Mandatory Redemption Price”).

(B)              On the Redemption Date for a redemption contemplated by Section 2.5(b)(i)(A), the Fund shall redeem at the Mandatory Redemption Price, out of funds legally available therefor, such number of Preferred Shares (which may include at the sole option of the Fund any number or proportion of iMTP Shares of a Series) as shall be equal to the lesser of (x) the minimum number of Preferred Shares, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Fund having Asset Coverage on such Asset Coverage Cure Date of at least 225% (provided, however, that if there is no such minimum number of iMTP Shares and other Preferred Shares the redemption or retirement of which would have such result, all iMTP Shares and other Preferred Shares then outstanding shall be redeemed), and (y) the maximum number of Preferred Shares that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration, the By-laws and applicable law. Notwithstanding the foregoing, in the event that Preferred Shares are redeemed pursuant to this Section 2.5(b)(i), the Fund may at its sole option, but is not required to, redeem a sufficient number of iMTP Shares of a Series pursuant to this Section 2.5(b)(i) that, when aggregated with other Preferred Shares redeemed by the Fund, would result, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, in the Fund having Asset Coverage on such Asset Coverage Cure Date of up to and including 250%. The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be later than thirty (30) calendar days after such Asset Coverage Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of iMTP Shares and other Preferred Shares which have been designated to be redeemed or the Fund otherwise is unable to effect such redemption on or prior to thirty (30) calendar days after such Asset Coverage Cure Date, the Fund shall redeem those iMTP Shares and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding iMTP Shares of a Series are to be redeemed pursuant to this Section 2.5(b)(i), the number of iMTP Shares of such Series of iMTP Shares to be redeemed from the respective Holders shall be determined (A) pro rata among the Outstanding shares of such Series of iMTP Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable and that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(b)(i)(B) shall be subject to any applicable procedures established by the Securities Depository.

20

(ii)              Effective Leverage Ratio Mandatory Redemption. (A) If the Fund fails to comply with the Effective Leverage Ratio requirement as provided in Section 2.4(c) as of any time as of which such compliance is required to be determined in accordance with Section 2.4(c) and such failure is not cured as of the close of business on the date that is seven Business Days following the Business Day on which such non-compliance is first determined (the “Effective Leverage Ratio Cure Date”) other than as a result of the redemption or other transactions required by this Section 2.5(b)(ii), the Fund shall cause the Effective Leverage Ratio (determined in accordance with the requirements applicable to the determination of the Effective Leverage Ratio under this Amendment and under the Appendix for any applicable Series of iMTP Shares in respect of which the Effective Leverage Ratio is being determined) to not exceed the Effective Leverage Ratio required under Section 2.4(c) (without giving effect to the parenthetical provision in the first sentence of Section 2.4(c)) as so determined by (x) not later than the close of business on the Business Day next following the Effective Leverage Ratio Cure Date, engaging in transactions involving or relating to the floating rate securities not owned by the Fund and/or the inverse floating rate securities owned by the Fund, including the purchase, sale or retirement thereof, (y) to the extent permitted by the 1940 Act and Massachusetts law, not later than the close of business on the Business Day next following the Effective Leverage Ratio Cure Date, causing notices of redemption to be issued, and causing to be deposited Deposit Securities or other sufficient funds in trust with the Agent or other applicable paying agent, in each case in accordance with the terms of the Preferred Shares to be redeemed, for the redemption of a sufficient number of Preferred Shares, which at the Fund’s sole option (to the extent permitted by the 1940 Act and Massachusetts law) may include any number or proportion of iMTP Shares of a Series, or (z) engaging in any combination of the actions contemplated by clauses (x) and (y) of this Section 2.5(b)(ii)(A). In the event that any iMTP Shares of a Series are to be redeemed pursuant to clause (y) of this Section 2.5(b)(ii)(A), the Fund shall redeem such iMTP Shares at a price per iMTP Share equal to the Mandatory Redemption Price.

(B)              On the Redemption Date for a redemption contemplated by clause (y) of Section 2.5(b)(ii)(A), the Fund shall not redeem more than the maximum number of Preferred Shares that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration, the By-laws and applicable law. If the Fund is unable to redeem the required number of iMTP Shares and other Preferred Shares which have been designated to be redeemed in accordance with clause (y) of Section 2.5(b)(ii)(A) due to the unavailability of legally available funds, the Fund shall redeem those iMTP Shares and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding iMTP Shares of a Series are to be redeemed pursuant to clause (y) of Section 2.5(b)(ii)(A), the number of iMTP Shares of such Series of iMTP Shares to be redeemed shall be redeemed (A) pro rata among the Outstanding shares of such Series of iMTP Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable and that is in accordance

21

with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(b)(ii)(B) shall be subject to any applicable procedures established by the Securities Depository.

(c)               Optional Redemption.

(i)                 Subject to the provisions of Section 2.5(c)(ii), the Fund may at its option on any Business Day following the expiration of the Non-Call Period for a Series of iMTP Shares (any such Business Day referred to above in this sentence, an “Optional Redemption Date”) redeem in whole or from time to time in part the Outstanding iMTP Shares of a Series, at a redemption price per iMTP Share (the “Optional Redemption Price”) equal to (x) the Liquidation Preference per iMTP Share of such Series of iMTP Shares plus (y) an amount equal to all unpaid dividends and other distributions on such iMTP Share of such Series of iMTP Shares accumulated from and including the Date of Original Issue to (but excluding) the Optional Redemption Date (whether or not earned or declared by the Fund, but without interest thereon) plus (z) the Optional Redemption Premium per share (if any) that is applicable to an optional redemption of iMTP Shares of such Series of iMTP Shares that is effected on such Optional Redemption Date as set forth in the Appendix relating to such Series of iMTP Shares.

(ii)              If fewer than all of the outstanding iMTP Shares of a Series are to be redeemed pursuant to Section 2.5(c)(i), the shares of such Series of iMTP Shares to be redeemed shall be selected either (A) pro rata among such Series of iMTP Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable and that is in accordance with the 1940 Act. Subject to the provisions of this Amendment and applicable law, the Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which iMTP Shares will be redeemed pursuant to this Section 2.5(c) from time to time.

(iii)            The Fund may not on any date deliver a Notice of Redemption pursuant to Section 2.5(d) in respect of a redemption contemplated to be effected pursuant to this Section 2.5(c) unless on such date the Fund has available Deposit Securities for the Optional Redemption Date contemplated by such Notice of Redemption having a Market Value not less than the aggregate Optional Redemption Price due to all Holders of iMTP Shares to be redeemed pursuant to Section 2.5(c)(i).

(iv)             For the avoidance of doubt, any iMTP Shares redeemed at the sole option of the Fund pursuant to the second sentence of Section 2.5(b)(i)(B) in excess of the minimum number of Preferred Shares the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Fund having Asset Coverage on such Asset Coverage Cure Date of at least 225% but not greater than 250%: (A) will not be subject to any Optional Redemption Premium and (B) may be redeemed during the Non-Call Period.

22

(d)               Procedures for Redemption.

(i)                 If the Fund shall determine to redeem, in whole or in part, iMTP Shares of a Series pursuant to Section 2.5(c), the Fund shall deliver a preliminary notice of redemption (the “Preliminary Notice of Redemption”), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to Holders thereof, or request the Agent, on behalf of the Fund, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Preliminary Notice of Redemption shall be provided not more than forty-five (45) calendar days prior to the anticipated optional redemption date specified in such Preliminary Notice of Redemption. Each such Preliminary Notice of Redemption shall state: (A) the date on which the optional redemption is anticipated to occur; (B) the Series and number of iMTP Shares expected to be redeemed; (C) the CUSIP number for iMTP Shares of such Series of iMTP Shares; and (D) the provisions of this Amendment under which such redemption is expected to be made. If fewer than all iMTP Shares held by any Holder are expected to be redeemed, the Preliminary Notice of Redemption delivered to such Holder shall also specify the number of iMTP Shares expected to be redeemed from such Holder and/or the method of determining such number. The Fund may provide in any Preliminary Notice of Redemption relating to an optional redemption contemplated to be effected pursuant to Section 2.5(c) of this Amendment that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Preliminary Notice of Redemption. No defect in the Preliminary Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(ii)              If the Fund shall determine or be required to redeem, in whole or in part, iMTP Shares of a Series pursuant to Section 2.5(a), (b) or (c), the Fund shall deliver a notice of redemption (the “Notice of Redemption”) with respect to any redemption pursuant to Section 2.5(a), (b) or (c), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to Holders thereof, or request the Agent, on behalf of the Fund, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Notice of Redemption shall be provided not more than forty-five (45) calendar days and not less than ten (10) calendar days prior to the date fixed for redemption pursuant to Section 2.5(a), (b) or (c) in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (A) the Redemption Date; (B) the Series and number of iMTP Shares to be redeemed; (C) the CUSIP number for iMTP Shares of such Series of iMTP Shares; (D) the applicable Redemption Price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (F) that dividends on the iMTP Shares to be redeemed will cease to accumulate from and after such Redemption Date; and (G) the provisions of this Amendment under which such redemption is made. If fewer than all iMTP Shares held by any Holder are to be redeemed, the Notice of Redemption delivered to such Holder shall also specify the number of iMTP Shares to be redeemed from such

23

Holder and/or the method of determining such number. The Fund may provide in any Notice of Redemption relating to an optional redemption contemplated to be effected pursuant to Section 2.5(c) of this Amendment that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(iii)            If the Fund shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Fund), the Fund shall (A) deposit with the Agent Deposit Securities having an aggregate Market Value on the date thereof no less than the Redemption Price of the iMTP Shares to be redeemed on the Redemption Date and (B) give the Agent irrevocable instructions and authority to pay the applicable Redemption Price to the Holders of the iMTP Shares called for redemption on the Redemption Date. The Fund may direct the Agent with respect to the investment of any Deposit Securities consisting of cash so deposited prior to the Redemption Date, provided that the proceeds of any such investment shall be available at the opening of business on the Redemption Date as same day funds. Notwithstanding the provisions of clause (A) of the preceding sentence, if the Redemption Date is the Term Redemption Date, then such deposit of Deposit Securities (which may come in whole or in part from the Term Redemption Liquidity Account) shall be made no later than fifteen (15) calendar days prior to the Term Redemption Date.

(iv)             Upon the date of the deposit of such Deposit Securities, all rights of the Holders of the iMTP Shares so called for redemption shall cease and terminate except the right of the Holders thereof to receive the Redemption Price thereof and such iMTP Shares shall no longer be deemed Outstanding for any purpose whatsoever (other than (A) the transfer thereof prior to the applicable date of redemption of the iMTP Shares and (B) the accumulation of dividends and other distributions thereon in accordance with the terms hereof up to (but excluding) such applicable date of redemption, which accumulated dividends and other distributions, unless previously declared and paid as contemplated by the last sentence of Section 2.5(d)(vii) below, shall be payable only as part of the applicable Redemption Price on the date of redemption of the iMTP Shares). The Fund shall be entitled to receive, promptly after the date of redemption of the iMTP Shares, any Deposit Securities in excess of the aggregate Redemption Price of the iMTP Shares called for redemption on the Redemption Date. Any Deposit Securities so deposited that are unclaimed at the end of three hundred and sixty five (365) calendar days from the date of redemption of the iMTP Shares shall, to the extent permitted by law, be repaid to the Fund upon receipt by the Agent of a written instruction from the Fund therefor, after which the Holders of the iMTP Shares so called for redemption shall look only to the Fund for payment of the Redemption Price thereof. The Fund shall be entitled to receive, from time to time after the Redemption Date, any interest on the Deposit Securities so deposited.

24

(v)               On or after the Redemption Date, each Holder of iMTP Shares in certificated form (if any) that are subject to redemption shall surrender the certificate(s) evidencing such iMTP Shares to the Fund at the place designated in the Notice of Redemption and shall then be entitled to receive the Redemption Price for such iMTP Shares, without interest, and in the case of a redemption of fewer than all the iMTP Shares represented by such certificate(s), a new certificate representing the iMTP Shares that were not redeemed.

(vi)             Notwithstanding the other provisions of this Section 2.5, except as otherwise required by law, (A) the Fund shall not redeem any iMTP Shares or other series of Preferred Shares unless all accumulated and unpaid dividends and other distributions on all Outstanding iMTP Shares and shares of other series of Preferred Shares for all applicable past dividend periods (whether or not earned or declared by the Fund) (x) shall have been or are contemporaneously paid or (y) shall have been or are contemporaneously declared and Deposit Securities or sufficient funds (in accordance with the terms of such Preferred Shares for the payment of such dividends and other distributions) shall have been or are contemporaneously deposited with the Agent or other applicable paying agent for such Preferred Shares in accordance with the terms of such Preferred Shares and (B) if, as of the Redemption Date for a Series of iMTP Shares, any redemption required with respect to any other outstanding Preferred Shares (including shares of other Series of iMTP Shares) ranking on a parity with such Series of iMTP Shares (x) shall not have been made on the redemption date therefor or is not contemporaneously made on the Redemption Date or (y) shall not have been or is not contemporaneously noticed and Deposit Securities or sufficient funds or securities (in accordance with the terms of such iMTP Shares or other Preferred Shares) for the payment of such redemption shall not have been or are not contemporaneously deposited with the Agent or other applicable paying agent for such other iMTP Shares or other Preferred Shares in accordance with the terms of such other iMTP Shares or other Preferred Shares, then any redemption required hereunder shall be made as nearly as possible on a pro rata basis with all other Preferred Shares then required to be redeemed (or in respect of which securities or funds for redemption are required to be deposited) in accordance with the terms of such Preferred Shares, and the number of shares of such Series of iMTP Shares to be redeemed from the respective Holders shall be determined pro rata among the Outstanding shares of such Series of iMTP Shares or in such other manner as the Board of Trustees may determine to be fair and equitable and that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.5(d)(vi)(B) shall be subject to any applicable procedures established by the Securities Depository, and provided further, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding iMTP Shares pursuant to an otherwise lawful purchase or exchange offer made on the same terms to Holders of all Outstanding iMTP Shares and any other series of Preferred Shares for which all accumulated and unpaid dividends and other distributions have not been paid or for which required redemptions have not been made.

25

(vii)          To the extent that any redemption for which Notice of Redemption has been provided is not made by reason of the absence of legally available funds therefor in accordance with the Declaration, the By-laws and applicable law, such redemption shall be made as soon as practicable and, if applicable, in accordance with subparagraph (vi) above, to the extent such funds become available. In the case of any redemption pursuant to Section 2.5(c), no Redemption Default shall be deemed to have occurred if the Fund shall fail to deposit in trust with the Agent Deposit Securities having an aggregate Market Value on the date thereof of no less than the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Preliminary Notice of Redemption or Notice of Redemption has been provided with respect to any iMTP Shares, dividends shall be declared and paid on such iMTP Shares in accordance with their terms regardless of whether Deposit Securities for the payment of the Redemption Price of such iMTP Shares shall have been deposited in trust with the Agent for that purpose.

(viii)        Notwithstanding anything to the contrary herein or in any Preliminary Notice of Redemption or Notice of Redemption, if the Fund shall not have redeemed iMTP Shares on the applicable Redemption Date, the Holders of the iMTP Shares subject to redemption shall continue to be entitled to (a) receive dividends on such iMTP Shares accumulated at the Dividend Rate for the period from, and including, such Redemption Date through, but excluding, the date on which such iMTP Shares are actually redeemed and such dividends, to the extent accumulated, but unpaid, during such period (whether or not earned or declared but without interest thereon), together with any Additional Amount Payment applicable thereto, shall be included in the Redemption Price for such iMTP Shares and (b) transfer the iMTP Shares prior to the date on which such iMTP Shares are actually redeemed, provided that all other rights of Holders of such iMTP Shares shall have terminated upon the date of deposit of Deposit Securities in accordance with and as provided in Sections 2.5(d)(iii) and 2.5(d)(iv).

(e)               Agent as Trustee of Redemption Payments by Fund. All Deposit Securities transferred to the Agent for payment of the Redemption Price of iMTP Shares called for redemption shall be held in trust by the Agent for the benefit of Holders of iMTP Shares so to be redeemed until paid to such Holders in accordance with the terms hereof or returned to the Fund in accordance with the provisions of Section 2.5(d)(iv) above.

(f)                Compliance With Applicable Law. In effecting any redemption pursuant to this Section 2.5, the Fund shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable law, but shall effect no redemption except in accordance with the 1940 Act and any applicable law.

(g)               Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 2.5, the Fund may, in its sole discretion and without a shareholder vote, modify the procedures set forth above with respect to notification of redemption for the iMTP

26

Shares (other than the ten-calendar-day minimum notice period set forth in Section 2.5(d)(ii)), provided that such modification does not materially and adversely affect the Holders of the iMTP Shares or cause the Fund to violate any applicable law, rule or regulation; and provided further that no such modification shall in ¬any way alter the rights or obligations of the Agent without its prior consent.

2.6              Voting Rights.

(a)               One Vote Per iMTP Share. Except as otherwise provided in the Declaration or as otherwise required by law, (i) each Holder of iMTP Shares shall be entitled to one vote for each iMTP Share held by such Holder on each matter submitted to a vote of shareholders of the Fund, and (ii) the holders of outstanding Preferred Shares, including Outstanding iMTP Shares, and Common Shares shall vote together as a single class; provided, however, that the holders of outstanding Preferred Shares, including Outstanding iMTP Shares, shall be entitled, as a class, to the exclusion of the Holders of all other securities and Common Shares of the Fund, to elect two trustees of the Fund at all times. Two of the existing trustees as of the date of this Amendment will be designated by the trustees as of that date as the initial trustees elected by the holders of the outstanding Preferred Shares. Subject to Section 2.6(b), the Holders of outstanding Common Shares and Preferred Shares, including iMTP Shares, voting together as a single class, shall elect the balance of the trustees.

(b)               Voting For Additional Trustees.

(i)                 Voting Period. During any period in which any one or more of the conditions described in clauses (A) or (B) of this Section 2.6(b)(i) shall exist (such period being referred to herein as a “Voting Period”), the number of trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two trustees elected exclusively by the Holders of Preferred Shares, including iMTP Shares, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the Holders of Preferred Shares, including iMTP Shares, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the Holders of all other securities and classes of capital stock of the Fund), to elect such smallest number of additional trustees, together with the two trustees that such Holders are in any event entitled to elect. A Voting Period shall commence:

(A)             if, at the close of business on any dividend payment date for any outstanding Preferred Shares including any Outstanding iMTP Shares, accumulated dividends (whether or not earned or declared) on such outstanding Preferred Shares equal to at least two (2) full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Agent or other applicable paying agent for the payment of such accumulated dividends; or

(B)              if at any time Holders of Preferred Shares are otherwise entitled under the 1940 Act to elect a majority of the Board of Trustees.

27

A Voting Period shall terminate upon all of the foregoing conditions ceasing to exist. Upon the termination of a Voting Period, the voting rights described in this Section 2.6(b)(i) shall cease, subject always, however, to the revesting of such voting rights in the Holders of Preferred Shares upon the further occurrence of any of the events described in this Section 2.6(b)(i).

(ii)              Notice of Special Meeting. As soon as practicable after the accrual of any right of the Holders of Preferred Shares to elect additional trustees as described in Section 2.6(b)(i), the Fund shall call a special meeting of such Holders and notify the Agent and/or such other Person as is specified in the terms of such Preferred Shares to receive notice and shall arrange to deliver (i) by mailing or delivery by Electronic Means or (ii) in such other manner and by such other means as are specified in the terms of such Preferred Shares, a notice of such special meeting to such Holders, such meeting to be held not less than ten (10) nor more than thirty (30) calendar days after the date of the delivery by Electronic Means or mailing of such notice or the delivery of such notice by such other means as are described in clause (ii) above. If the Fund fails to call such a special meeting, it may be called at the expense of the Fund by any such Holder on like notice. The record date for determining the Holders of Preferred Shares entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) Business Day preceding the calendar day on which such notice is mailed or otherwise delivered. At any such special meeting and at each meeting of Holders of Preferred Shares held during a Voting Period at which trustees are to be elected, such Holders voting together as a class (to the exclusion of the Holders of all other securities and classes of capital stock of the Fund), shall be entitled to elect the number of trustees prescribed in Section 2.6(b)(i) on a one-vote-per-share basis.

(iii)            Terms of Office of Existing Trustees. The terms of office of the incumbent trustees of the Fund at the time of a special meeting of Holders of Preferred Shares to elect additional trustees in accordance with Section 2.6(b)(i) shall not be affected by the election at such meeting by the Holders of iMTP Shares and such other Holders of Preferred Shares of the number of trustees that they are entitled to elect, and the trustees so elected by the Holders of iMTP Shares and such other Holders of Preferred Shares, together with the two (2) trustees elected by the Holders of Preferred Shares in accordance with Section 2.6(a) hereof and the remaining trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Fund.

(iv)             Terms of Office of Certain Trustees to Terminate Upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional trustees elected by the Holders of Preferred Shares pursuant to Section 2.6(b)(i) shall terminate, the remaining trustees shall constitute the trustees of the Fund and the voting rights of the Holders of Preferred Shares to elect additional trustees pursuant to Section 2.6(b)(i) shall cease, subject to the provisions of the last sentence of Section 2.6(b)(í).

28

(c)               Holders of iMTP Shares to Vote on Certain Matters.

(i)                 Certain Amendments Requiring Approval of iMTP Shares. Except as otherwise permitted by the terms of this Amendment, so long as any iMTP Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least a majority of the iMTP Shares subject to this Amendment Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Declaration or this Amendment, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such iMTP Shares or the Holders thereof; provided, however, that (i) a change in the capitalization of the Fund in accordance with Section 2.8 hereof shall not be considered to materially and adversely affect the rights and preferences of the iMTP Shares and (ii) a division of an iMTP Share shall be deemed to materially and adversely affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Holders of the iMTP Shares. For purposes of the foregoing, no matter shall be deemed to materially and adversely affect any preference, right or power of an iMTP Share of any Series of iMTP Shares or the Holder thereof unless such matter (i) alters or abolishes any preferential right of such iMTP Share or (ii) creates, alters or abolishes any right in respect of redemption of such iMTP Share (other than as a result of a division of an iMTP Share). So long as any iMTP Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of at least 66 2/3% of the Holders of the iMTP Shares Outstanding at the time, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent. For the avoidance of doubt, no vote of the holders of Common Shares shall be required to amend, alter or repeal the provisions of this Amendment, including any Appendix hereto.

(ii)              1940 Act Matters. Unless a higher percentage is provided for in the Declaration, the affirmative vote of the Holders of at least “a majority of the outstanding Preferred Shares” including iMTP Shares Outstanding at the time, voting as a separate class, shall be required (A) to approve any conversion of the Fund from a closed-end to an open-end investment company, (B) to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares, or (C) to approve any other action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act. For purposes of the foregoing, the vote of a “majority of the outstanding Preferred Shares” means the vote at an annual or special meeting duly called of (i) sixty-seven percent (67%) or more of such shares present at a meeting, if the Holders of more than fifty percent (50%) of such shares are present or represented by proxy at such meeting, or (ii) more than fifty percent (50%) of such shares, whichever is less.

(iii)            Certain Amendments Requiring Approval of Specific Series of iMTP Shares. Except as otherwise permitted by the terms of this Amendment, so long as any iMTP Shares of a Series are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least a majority of the iMTP Shares of such Series of iMTP Shares Outstanding at the time, voting as a separate

29

class, amend, alter or repeal the provisions of the Appendix relating to such Series of iMTP Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power set forth in such Appendix of the iMTP Shares of such Series of iMTP Shares or the Holders thereof; provided, however, that (i) a change in the capitalization of the Fund in accordance with Section 2.8 hereof shall not be considered to materially and adversely affect the rights and preferences of the iMTP Shares of such Series of iMTP Shares and (ii) a division of an iMTP Share shall be deemed to materially and adversely affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Holders of the iMTP Shares of such Series of iMTP Shares; and provided, further, that no amendment, alteration or repeal of (1) the obligation of the Fund to (x) pay the Term Redemption Price on the Term Redemption Date for a Series of iMTP Shares, (y) accumulate dividends at the Dividend Rate (as set forth in this Amendment and the applicable Appendix hereto) for such Series of iMTP Shares, or (z) pay the Optional Redemption Premium (if any) provided for in the Appendix for such Series of iMTP Shares or (2) the provisions of the Appendix for such Series of iMTP Shares setting forth the Liquidation Preference for the iMTP Shares of such Series of iMTP Shares shall be effected without, in each case, the prior unanimous vote or consent of the Holders of such Series of iMTP Shares. For purposes of the foregoing, no matter shall be deemed to materially and adversely affect any preference, right or power of an iMTP Share of a Series or the Holder thereof unless such matter (i) alters or abolishes any preferential right of such iMTP Share or (ii) creates, alters or abolishes any right in respect of redemption of such iMTP Share. For the avoidance of doubt, no vote of the holders of Common Shares shall be required to amend, alter or repeal the provisions of this Amendment, including any Appendix hereto.

(d)               Voting Rights Set Forth Herein Are Sole Voting Rights. Unless otherwise required by law or the Declaration, the Holders of iMTP Shares shall not have any relative rights or preferences or other special rights with respect to voting such iMTP Shares other than those specifically set forth in this Section 2.6.

(e)               No Cumulative Voting. The Holders of iMTP Shares shall have no rights to cumulative voting.

(f)                Voting for Trustees Sole Remedy for Fund’s Failure to Declare or Pay Dividends. In the event that the Fund fails to declare any dividends or pay any dividends on any Series of iMTP Shares on the Dividend Payment Date therefor, the exclusive remedy of the Holders of the iMTP Shares shall be the right to vote for trustees pursuant to the provisions of this Section 2.6. Nothing in this Section 2.6(f) shall be deemed to affect the obligation of the Fund to accumulate and, if permitted by applicable law, the Declaration and this Amendment, pay dividends at the Increased Rate in the circumstances contemplated by Section 2.2(g) hereof.

(g)               Holders Entitled to Vote. For purposes of determining any rights of the Holders of iMTP Shares to vote on any matter, whether such right is created by this Amendment, by the Declaration, by statute or otherwise, no Holder of iMTP Shares shall be entitled to vote any iMTP Share and no iMTP Share shall be deemed to be “Outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with

30

the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite Notice of Redemption with respect to such iMTP Share shall have been given in accordance with this Amendment and Deposit Securities for the payment of the Redemption Price of such iMTP Share shall have been deposited in trust with the Agent for that purpose. No iMTP Share held (legally or beneficially) by the Fund shall have any voting rights or be deemed to be outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

(h)               Grant of Irrevocable Proxy. To the fullest extent permitted by applicable law, each Holder and Designated Owner may in its discretion grant a proxy with respect to the iMTP Shares, which proxy may be made irrevocable under Massachusetts law to the extent coupled with an interest, and may, if so provided in such proxy, continue in effect so long as the iMTP Shares covered by the proxy are Outstanding, or for such other period provided in such proxy.

2.7              Rating Agencies. The Fund shall use commercially reasonable efforts to cause at least two Rating Agencies to issue long-term credit ratings with respect to each Series of iMTP Shares for so long as such Series of iMTP Shares is Outstanding. If a Rating Agency shall cease to rate the securities of tax-exempt closed-end management investment companies generally, the Board of Trustees shall terminate the designation of such Rating Agency as a Rating Agency hereunder. The Board of Trustees may elect to terminate the designation of any Rating Agency as a Rating Agency hereunder with respect to a Series of iMTP Shares so long as either (i) immediately following such termination, there would be at least two Rating Agencies with respect to such Series of iMTP Shares or (ii) it replaces the terminated Rating Agency with another NRSRO and provides notice thereof to the Holders of such Series of iMTP Shares; provided that such replacement shall not occur unless such replacement Rating Agency shall have at the time of such replacement (i) published a rating for the iMTP Shares of such Series of iMTP Shares and (ii) entered into an agreement with the Fund to continue to publish such rating subject to the Rating Agency’s customary conditions. The Board of Trustees may also elect to designate one or more other NRSROs as Rating Agencies hereunder with respect to a Series of iMTP Shares by notice to the Holders of the iMTP Shares.

2.8              Issuance of Additional Preferred Shares. So long as any iMTP Shares are Outstanding, the Fund may, without the vote or consent of the Holders thereof authorize, establish and create and issue and sell shares of one or more series of a class of Preferred Shares, ranking on a parity with iMTP Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or the winding up of the affairs of the Fund, in addition to then Outstanding Series of iMTP Shares, including additional Series of iMTP Shares and additional shares of then Outstanding Series of iMTP Shares, in each case in accordance with applicable law, provided that the Fund shall, immediately after giving effect to the issuance and sale of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including to the redemption of Preferred Shares with such proceeds, have Asset Coverage (calculated in the same manner as is contemplated by Section 2.4(b) hereof) of at least 225%.

2.9              Status of Redeemed or Repurchased iMTP Shares. iMTP Shares that at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

31

2.10          Distributions with respect to Taxable Allocations. Holders of iMTP Shares of a Series shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available therefor in accordance with applicable law, the Declaration and this Amendment, additional dividends or other distributions payable in an amount or amounts equal to the aggregate Additional Amount Payments, as follows:

(a)               Whenever the Fund intends or expects to include a Taxable Allocation in any dividend on iMTP Shares of a Series, the Fund shall, subject to Section 2.10(b), (i) in addition to and in conjunction with the payment of such dividend, pay the Additional Amount Payment, payable in respect of the Taxable Allocation that was included as part of such dividend and (ii) notify the Agent of the fact that a Taxable Allocation will be so included (and the amount of the Additional Amount Payment) not later than fourteen (14) calendar days preceding the earliest date on which a dividend is declared with respect to which the Taxable Allocation will relate (as provided in Section 2.10(d)). Whenever such advance notice (a “Notice of Taxable Allocation”) is received from the Fund, the Agent will, in turn, provide notice thereof to each Holder and to each Designated Owner or its Agent Member that has been identified in writing to the Agent.

(b)               If the Fund determines that a Taxable Allocation must be included in a dividend on iMTP Shares of a Series but it is not practicable to pay any required Additional Amount Payment concurrently with such dividend pursuant to Section 2.10(a), then the Fund shall pay such Additional Amount Payment as soon as reasonably practicable and without reference to any regular Dividend Payment Date. Similarly, if the Fund determines that a Taxable Allocation must be included in a dividend on iMTP Shares of a Series but it is not practicable to comply with the requirements for prior notice in Section 2.10(a), then the Fund shall provide notice thereof to the Agent as soon as practicable, but in any event prior to the end of the calendar year in which such dividend is paid. Whenever such notice is received from the Fund, the Agent will, in turn, provide notice thereof to each Holder and each Designated Owner or its Agent Member that has been identified in writing to the Agent. For the avoidance of doubt, this Section 2.10(b) is not intended to excuse the Fund’s obligations under Section 2.10(a), but rather to provide a mechanism for paying Additional Amount Payments and providing notice thereof under circumstances in which the Fund may not become aware of the need to report a dividend as other than as wholly an exempt-interest dividend until it is not practicable to comply fully with Section 2.10(a). Moreover, the Fund shall not be considered to have failed to comply with the notice provisions of Section 2.10(a)(ii) to the extent that (i) the Fund’s determination of whether a Taxable Allocation will be required cannot be made prior to the date on which notice would otherwise be required, (ii) such Taxable Allocation cannot be made with respect to a. later dividend because the current dividend is the last with respect to the Fund’s taxable year, and (iii) the Fund timely complies with its obligations for notice under this Section 2.10(b) with respect to such events and Taxable Allocation.

(c)               Notwithstanding anything to the contrary in this Amendment, the Fund shall not be required to make Additional Amount Payments with respect to any net capital gains or other taxable income determined by the Internal Revenue Service to be allocable in a manner different from the manner used by the Fund. The Fund will promptly give notice to the Agent of any such determination, with instructions to forward such notice to each Holder of affected iMTP Shares during the affected periods at such Holder’s address as the same appears or last appeared on the record books of the Fund.

32

(d)               If the Fund determines that a Taxable Allocation will be made with respect to a dividend to be paid with respect to iMTP Shares of a Series on a date specified in Section 2.2(f) and notice of such Taxable Allocation is required pursuant to Section 2.10(a)(ii) or Section 2.10(b), to the extent possible the Fund will cause such Taxable Allocation to relate to the last day on which dividends are declared that will be paid on such specified date (and, if the amount of the dividend declared on such last day is less than the Taxable Allocation, the immediately preceding day, with such process continuing to each preceding day in the applicable Dividend Period until the full amount of the Taxable Allocation is exhausted) so that, to the extent possible, the dividends declared on the earlier dates will be reported entirely as exempt-interest dividends and only the dividends declared with respect to such last day or preceding days will include a Taxable Allocation.

2.11          Term Redemption Liquidity Account and Liquidity Requirement.

(a)               On or prior to the Liquidity Account Initial Date with respect to any Series of iMTP Shares, the Fund shall cause the Custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the Custodian’s normal procedures, from the other assets of the Fund (the “Term Redemption Liquidity Account”) Liquidity Account Investments with a Market Value equal to at least one hundred ten percent (110%) of the Term Redemption Amount with respect to such Series of iMTP Shares. The “Term Redemption Amount” for any Series of iMTP Shares shall be equal to the Term Redemption Price to be paid on the Term Redemption Date for such Series of iMTP Shares, based on the number of shares of such Series of iMTP Shares then Outstanding, assuming for this purpose that the Dividend Rate for such Series of iMTP Shares in effect at the time of the creation of the Term Redemption Liquidity Account for such Series of iMTP Shares will be the Dividend Rate in effect for such Series of iMTP Shares until the Term Redemption Date for such Series of iMTP Shares. If, on any date after the Liquidity Account Initial Date, the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for a Series of iMTP Shares as of the close of business on any Business Day is less than one hundred ten percent (110%) of the Term Redemption Amount with respect to such Series of iMTP Shares, then the Fund shall cause the Custodian and the Adviser to take all such necessary actions, including segregating additional assets of the Fund as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for such Series of iMTP Shares is equal to at least one hundred ten percent (110%) of the Term Redemption Amount with respect to such Series of iMTP Shares not later than the close of business on the next succeeding Business Day. With respect to assets of the Fund segregated as Liquidity Account Investments with respect to a Series of iMTP Shares, the Adviser, on behalf of the Fund, shall be entitled to instruct the Custodian on any date to release any Liquidity Account Investments from such segregation and to substitute therefor other Liquidity Account Investments, so long as (i) the assets of the Fund segregated as Liquidity Account Investments at the close of business on such date have a Market Value equal to at least one hundred ten percent (110%) of the Term Redemption Amount with respect to such Series of iMTP Shares and (ii) the assets of the Fund constituting Deposit Securities segregated in the Term Redemption Liquidity Account at the close of business on such date have a Market Value equal to the Liquidity Requirement (if any) determined in accordance with Section 2.11(b) below with respect to such Series of iMTP Shares for such date. The Fund shall not, and shall cause the Custodian not to, permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Term Redemption Liquidity Account for any Series of iMTP

33

Shares, other than liens, security interests or encumbrances arising by operation of law and any lien of the Custodian with respect to the payment of its fees or repayment for its advances.

(b)               The Market Value of the Deposit Securities held in the Term Redemption Liquidity Account for a Series of iMTP Shares, from and after the 15th day of the calendar month (or, if such day is not a Business Day, the next succeeding Business Day) that is the number of months preceding the calendar month in which the Term Redemption Date for such Series of iMTP Shares occurs, in each case as specified in the table set forth below, shall not be less than the percentage of the Term Redemption Amount for such Series of iMTP Shares set forth below opposite such number of months (the “Liquidity Requirement”), but in all cases subject to the provisions of Section 2.11(c) below:

Number of Months Preceding Month of Term Redemption Date:	Value of Deposit Securities as Percentage of Term Redemption Amount
5	20%
4	40%
3	60%
2	80%
1	100%

(c)               If the aggregate Market Value of the Deposit Securities included in the Term Redemption Liquidity Account for a Series of iMTP Shares as of the close of business on any Business Day is less than the Liquidity Requirement in respect of such Series of iMTP Shares for such Business Day, then the Fund shall cause the segregation of additional or substitute Deposit Securities in respect of the Term Redemption Liquidity Account for such Series of iMTP Shares, so that the aggregate Market Value of the Deposit Securities included in the Term Redemption Liquidity Account for such Series of iMTP Shares is at least equal to the Liquidity Requirement for such Series of iMTP Shares not later than the close of business on the next succeeding Business Day.

(d)               The Deposit Securities included in the Term Redemption Liquidity Account for a Series of iMTP Shares may be applied by the Fund, in its discretion, towards payment of the Term Redemption Price for such Series of iMTP Shares as contemplated by Section 2.5(d). Upon the deposit by the Fund with the Agent of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of the iMTP Shares of a Series on the Term Redemption Date for such Series of iMTP Shares in accordance with Section 2.5(d)(iii), the requirement of the Fund to maintain the Term Redemption Liquidity Account in respect of such Series of iMTP Shares as contemplated by this Section 2.11 shall lapse and be of no further force and effect.

2.12          Global Certificate. All iMTP Shares of a Series Outstanding from time to time shall be represented by one global certificate for such Series of iMTP Shares registered in the name of the Securities Depository or its nominee, and no registration of transfer of shares of such Series of iMTP Shares shall be made on the books of the Fund to any Person other than the Securities Depository or its nominee or transferee. The foregoing restriction on registration of transfer shall be conspicuously noted on the face or back of the global certificates for such Series of iMTP Shares. Such global certificates will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be held only through The Depository Trust Company and any of its participants.

34

2.13          Notice. All notices or communications hereunder, unless otherwise specified in this Amendment, shall be sufficiently given if in writing and delivered in person, by telecopier, by other Electronic Means or by overnight delivery. Notices delivered pursuant to this Section 2.13 shall be deemed given on the date received.

2.14          Termination. In the event that all iMTP Shares of a Series subject to this Amendment have been redeemed in accordance with Section 2.5 of this Amendment, all rights and preferences of the shares of such Series of iMTP Shares established and designated hereunder shall cease and terminate, and all obligations of the Fund under this Amendment with respect to such Series of iMTP Shares shall terminate.

2.15          Appendices. The designation of each Series of iMTP Shares subject to this Amendment may be set forth in an Appendix to this Amendment. The Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by this Amendment or required by applicable law) (1) amend the Appendix to this Amendment relating to a Series of iMTP Shares so as to reflect any amendments to the terms applicable to such Series of iMTP Shares including an increase in the number of authorized shares of such Series of iMTP Shares and (2) add additional Series of iMTP Shares by including a new Appendix to this Amendment relating to such Series of iMTP Shares.

2.16          Actions on Other than Business Days. Unless otherwise provided herein, if the date for making any payment, performing any act or exercising any right, in each case as provided for in this Amendment, is not a Business Day, such payment shall be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount shall accrue for the period between such nominal date and the date of payment.

2.17          Modification. To the extent permitted by law and Section 2.6(c), the Board of Trustees, without the vote of the Holders of iMTP Shares, may interpret, supplement or amend the provisions of this Amendment or any Appendix hereto to supply any omission, resolve any inconsistency or ambiguity or cure, correct or supplement any defective or inconsistent provision, including any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any provision of any other Preferred Shares of the Fund so long as any such interpretation, supplementation or amendment does not materially and adversely affect the rights and preferences of the iMTP Shares affected thereby.

2.18          Transfers.

(a)               Unless otherwise permitted by the Fund, a Designated Owner or Holder of any iMTP Shares of a Series may sell, transfer or otherwise dispose of iMTP Shares only in whole shares and only to (i) Persons that such Designated Owner or Holder reasonably believes are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or any successor provision) in accordance with Rule 144A under the Securities Act or any successor provision, or (ii) tender option bond trusts in which it reasonably believes all investors are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or any successor provision).

35

(b)               If at any time the Fund is not furnishing information pursuant to Section 13 or 15(d) of the Exchange Act, in order to preserve the exemption for resales and transfers under Rule 144A, the Fund shall furnish, or cause to be furnished, to holders of iMTP Shares and prospective purchasers of iMTP Shares, upon request, information with respect to the Fund satisfying the requirements of subsection (d)(4) of Rule 144A.

2.19          No Additional Rights. Unless otherwise required by law or the Declaration, the Holders of iMTP Shares shall not have any relative rights or preferences or other special rights with respect to such iMTP Shares other than those specifically set forth in this Amendment.

2.20          Agreed Tax Treatment. The Fund shall, and each Holder and Designated Owner of any iMTP Shares, by virtue of acquiring iMTP Shares, shall be deemed to have agreed to, treat the iMTP Shares as equity in the Fund for U.S. federal, state and local income and other tax purposes, applicable state law and the 1940 Act, provided that the Fund shall not be in violation of this Section 2.20 if a federal, state or local income tax authority requires the Fund to treat the iMTP Shares as debt for such purposes due to a violation of this Section 2.20 by any Holder or Designated Owner of iMTP Shares.

2.21          Relationship of Declaration of Trust. This Amendment is being entered into pursuant to Section 3 of Article 8 of the Declaration of Trust and the amendment provisions of the By-laws and shall be considered part of the governing instrument of the Trust. As provided in such Section of the Declaration of Trust, to the extent the provisions set forth in this Amendment conflict with the provisions of the Declaration of Trust with respect to any such rights, powers and privileges of the iMTP Shares, this Amendment shall control. Except as contemplated by the immediately preceding sentence, the iMTP Shares, and the Holders thereof, shall otherwise be subject to, bound by and entitled to the benefits of the Declaration of Trust and its provisions relating to Shares and Shareholders. In connection with the entering into of this Amendment and with respect to all matters related in any way to this Amendment, the Trustees shall be entitled to all of the benefits, rights, protections, indemnities, limitations of liability and other provisions of the Declaration of Trust.

2.22          Fitch Diversification Guidelines.

For so long as Fitch is a Rating Agency rating the iMTP Shares, the Fund shall comply with the Fitch Municipal Issuer Diversification Guidelines set forth by Fitch in its published Closed-End Fund Debt and Preferred Stock Rating Criteria and shall notify Fitch (if Fitch is then rating the iMTP Shares) within 5 Business Days if the Fund fails to comply with such requirements.

2.23          S&P Criteria.

For so long as S&P is a Rating Agency rating the iMTP Shares, the Fund shall use commercially reasonable efforts to comply with S&P’s “Methodology And Assumptions For Market Value Securities” published on September 17, 2013 and such other S&P criteria applicable to the iMTP Shares as notified by S&P to the Fund after the date hereof.

*******

36

APPENDIX A

EATON VANCE MUNICIPAL INCOME TRUST

INSTITUTIONAL MUNIFUND TERM PREFERRED SHARES, SERIES 2019

Preliminary Statement and Incorporation By Reference

This Appendix establishes a Series of Institutional MuniFund Term Preferred Shares of Eaton Vance Municipal Income Trust. Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of such Institutional MuniFund Term Preferred Shares in that “Amendment to the By-laws of Eaton Vance Municipal Income Trust Establishing and Fixing the Rights and Preferences of Institutional MuniFund Term Preferred Shares” effective as of February 26, 2016 (the “iMTP Amendment”). This Appendix has been adopted by resolution of the Board of Trustees of Eaton Vance Municipal Income Trust. Capitalized terms used herein but not defined herein have the respective meanings therefor set forth in the iMTP Amendment.

Section 1. Designation as to Series.

Institutional MuniFund Term Preferred Shares, Series 2019: A series of 2,720 (two thousand seven hundred and twenty) Preferred Shares classified as Institutional MuniFund Term Preferred Shares is hereby designated as the “Institutional MuniFund Term Preferred Shares, Series 2019” (the “Series 2019 iMTP Shares”). Each share of such Series of iMTP Shares shall have such preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Declaration and the iMTP Amendment (except as the iMTP Amendment may be expressly modified by this Appendix), as are set forth in this Appendix A. The Series 2019 iMTP Shares shall constitute a separate series of Preferred Shares and a separate series of the Institutional MuniFund Term Preferred Shares and each Series 2019 iMTP Share shall be identical. The following terms and conditions shall apply solely to the Series 2019 iMTP Shares:

Section 2. Number of Authorized Shares of Series.

The number of authorized shares is 2,720 (two thousand seven hundred and twenty).

Section 3. Date of Original Issue with respect to Series.

The Date of Original Issue is February 26, 2016.

Section 4. Initial Spread Applicable to Series.

The Initial Spread is 1.50%.

Appendix A - Page 1

Section 5. Liquidation Preference Applicable to Series.

The Liquidation Preference is $25,000 per share.

Section 6. Term Redemption Date Applicable to Series.

The Term Redemption Date is September 1, 2019.

Section 7. Dividend Payment Dates Applicable to Series.

The Dividend Payment Dates are the first Business Day of the month next following each Dividend Period.

Section 8. Non-Call Period Applicable to Series.

The Non-Call Period is the period beginning on the Date of Original Issue and ending at the close of business on February 28, 2017.

Section 9. Liquidity Account Initial Date Applicable to Series.

The Liquidity Account Initial Date is March 1, 2019.

Section 10. Exceptions to Certain Definitions Applicable to the Series.

The following definitions contained under the heading “Definitions” in the iMTP Amendment are hereby amended as follows:

Not applicable.

Section 11. Additional Definitions Applicable to the Series.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Dividend Period” means, with respect to the Series 2019 iMTP Shares, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series of iMTP Shares and ending on and including February 29, 2016 and, for each subsequent Dividend Period, the period beginning on and including the first calendar day of the month following the month in which the previous Dividend Period ended and ending on and including the last calendar day of such month.

“Optional Redemption Premium” means with respect to each Series 2019 iMTP Share to be redeemed an amount equal to:

(A)       if the Optional Redemption Date for the Series 2019 iMTP Share occurs on a date that is on or after March 1, 2017 and prior to September 1, 2017, 1.00% of the Liquidation Preference for such Series 2019 iMTP Share;

Appendix A - Page 2

(B)       if the Optional Redemption Date for the Series 2019 iMTP Share occurs on a date that is on or after September 1, 2017 and prior to March 1, 2018, 0.50% of the Liquidation Preference for such Series 2019 iMTP Share; or

(C)       if the Optional Redemption Date for the Series 2019 iMTP Share occurs on a date that is on or after March 1, 2018, 0.00% of the Liquidation Preference for such Series 2019 iMTP Share.

Section 12. Amendments to Terms of iMTP Shares Applicable to the Series. The following provisions of the iMTP Amendment are hereby amended as follows:

Not applicable.

Appendix A - Page 3

CHECK/VOUCHER # __________

The Commonwealth of Massachusetts

(General Laws, Chapter 182)

Filed this ___________ day of ___________________ , 20__

William Francis Galvin

Secretary of the Commonwealth

Name_______________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

Phone_______________________________________________________________________

Merge Y____ N____

RA       Y____ N____

Cons. Y____ N____

Pr. Off _______________

Trustees_______________